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The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs

Titan International Inc ("the Company")
Letter of Consent – Offer Document

We hereby give our consent to the inclusion in the Offer Document dated 14 September
2012 issued by Titan International Inc. of our report dated 14 September 2012 in Part B of
Part VII relating to the profit forecast in the form and context in which it is included, as shown in the enclosed proof of the Offer Document which we have initialled for identification.

Our consent is required by Rule 28.3(b) of the City Code on Takeovers and Mergers and is
given for the purposes of complying with that provision and for no other purpose.

Yours faithfully

GRANT THORNTON UK LLP

Chartered Accountants
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